Exhibit 14.1

TO ALL EMPLOYEES:

The success of our business depends on our reputation. Our reputation, in turn, depends on our ability to operate in accordance with principles of honesty, integrity and trustworthiness—principles that must be upheld daily. Each of our employees, officers and directors must be vigilant to enable us to maintain our reputation as a company operating under the highest ethical standards.

To that end, we have adopted a Code of Business Conduct and Ethics to reinforce our continuing commitment to the maintenance of the highest standards of honesty, integrity and trustworthiness. The Code is broadly stated and is not intended to be a complete set of instructions for behavior in every conceivable situation. Instead, it is intended to provide a framework to guide each employee in exercising his or her good judgment in all matters relating to the conduct of our business.

We have personally taken the time to consider the Code carefully and encourage each of you to do the same. Each of us has signed a statement confirming that we have read the Code and intend to comport ourselves accordingly. We similarly expect that you will do the same.

George S. Young Chief Executive Officer and President

Steven L. Prince Vice President

FELLOWS ENERGY LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Fellows Energy Ltd. employees, officers and members of our Board of Directors (“Company Persons” or individually, a “Company Person”) are expected to conduct business legally and ethically and we insist that our business associates do the same. This Code of Business Conduct and Ethics (the “Code”) embodies Fellows Energy’s commitment to conduct our business in accordance with applicable laws, rules and regulations. All Company Persons are expected to adhere to the principles and procedures set forth in this Code. Throughout the Code, the terms “Company,” “we,” “our,” and “us” is used to refer to the enterprise as a whole, to each person within it, and to any person who represents Fellows Energy Ltd. or any part of the organization.

Each Company Person will be held accountable for his or her adherence to the Code. Company Persons who violate the policies in the Code will be subject to disciplinary action, up to and including a discharge from Fellows Energy and, where appropriate, civil liability and criminal prosecution.

Company Persons who have questions regarding business conduct or possible violations should contact the Chief Executive Officer (or person performing similar functions), or in connection with accounting or auditing matters, should follow the procedures outlined in the section of the Code entitled “Duty to Report Questionable Accounting or Auditing Matters.” Fellows Energy will not tolerate retaliation for reports made in good faith.

Nothing in this Code, in any Fellows Energy policies or procedures, or in other related communications (verbal or written), creates or implies a contract of employment for a definite or indefinite term.

Fellows Energy reserves the right to amend, alter or terminate this Code or the policies underlying it at any time for any reason.

For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Code shall also be our code of ethics for senior financial officers and the chief executive officer (defined below as “Senior Officers”).

Compliance and Reporting

Company Persons should endeavor to identify and raise potential issues before they lead to problems and should ask about the application of the Code whenever in doubt. Any employee who becomes aware of any existing or potential violation of this Code should promptly notify the Chief Executive Officer, or in connection with accounting or auditing matters, should follow the procedures outlined in the Code section entitled, “Duty to Report Questionable Accounting or Auditing Matters.” If any director or the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions (the “Senior Officers”) becomes aware of any existing or potential violation of this Code, he or she should promptly notify the Chief Executive Officer or the Board of Directors. Fellows Energy will take such disciplinary or preventative action as it deems appropriate to address any existing or potential violation of this Code that is brought to its attention.

Compliance with Laws, Rules and Regulations

All Company Persons must respect and comply with applicable governmental laws, rules and regulations (including insider trading laws). It is the personal responsibility of each Company Person to adhere to the standards and restrictions imposed by those laws. Company Persons should seek advice from supervisors, managers or other appropriate personnel if there are questions regarding the laws, rules and regulations that apply to Fellows Energy’s business.

Generally, it is illegal and against Fellows Energy’s policy for any Company Person who is aware of material nonpublic information relating to Fellows Energy to buy or sell any securities of Fellows Energy, or recommend that another person buy, sell or hold Fellows Energy’s securities. More detailed rules governing the trading of securities by Company Persons are set forth in the Insider Trading Policy. Any Company Person who is uncertain about his or her responsibilities under the Insider Trading Policy should consult the Chief Executive Officer before making any such purchase or sale.

Confidential Information

In carrying out Fellows Energy’s business, Company Persons may learn confidential or proprietary information about Fellows Energy, its business associates, prospective business associates or other third parties. Company Persons must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.

Conflicts of Interest

A “conflict of interest” exists when an individual’s private interest improperly interferes or conflicts (or appears to conflict) with the interest of Fellows Energy. A conflict of interest may arise when a Company Person takes actions or has interests that may make it difficult to perform his or her Fellows Energy work objectively and effectively. Conflicts of interest may also arise when a Company Person or a member of his or her family receives from any person or entity improper personal benefits as a result of the Company Person’s position with Fellows Energy. Loans to, or guarantees of obligations of, Company Persons or their family members also create conflicts of interest. Conflicts of interest are generally prohibited as a matter of Company policy, unless they have been approved by the Company. All Company Persons must notify the Chief Executive Officer of any actual or potential conflict of interest to receive guidance on how best to resolve the conflict.

The giving or receiving of a business gift by a Company Person may present a conflict of interest and in some cases may be prohibited by law or regulation. Company Persons may not accept gifts or entertainment from customers or suppliers or potential customers or potential suppliers other than those of limited value, such as meals, event tickets, calendars, flowers, fruit, candy, books and advertising novelties.

A conflict of interest may also occur when a Company Person, or a family member or close personal friend thereof, is engaged in a business or business activity that is in competition with or injurious to Fellows Energy, or where such business provides or receives services to or from Fellows Energy. Directors and officers should consult with the Chief Executive Officer before engaging in any such business. Company Persons should consult with the Chief Executive Officer before engaging in any business or business activity.

Corporate Opportunities

Company Persons owe a duty to Fellows Energy to advance Fellows Energy’s legitimate business interest when the opportunity to do so arises. Company Persons are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless Fellows Energy has already been offered the opportunity and refused it.

Competition and Fair Dealing

Fellows Energy seeks competitive advantages through superior performance, not through unethical or illegal business practices. Each Company Person should endeavor to respect the rights of and deal fairly with Fellows Energy’s customers, vendors, competitors and employees.

Record Keeping

Fellows Energy requires honest and accurate recording and reporting of information in order to make responsible business decisions and to provide full, fair, accurate and timely disclosure. All of Fellows Energy’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately reflect Fellows Energy’s transactions and must conform both to applicable legal and accounting requirements and to the Fellows Energy’s system of internal controls. The accurate and timely reporting of our financial results and financial condition requires that all financial information be recorded promptly and accurately, and that our systems for recording and reporting that information be properly functioning and subject to regular and thorough evaluations. Providing false or misleading information in connection with any aspect of Fellows Energy’s business or operations will not be tolerated.

Duty to Report Questionable Accounting or Auditing Matters

All Company Persons are responsible for reporting to Fellows Energy any questionable situation regarding Fellows Energy’s accounting, internal accounting controls or auditing matters, or a concern regarding questionable accounting or auditing matters that come to their attention.

If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of an executive officer of Fellows Energy, either by an employee or a third party, the executive officer is required to report the complaint directly to the Chief Executive Officer. If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of a non-executive employee of Fellows Energy, such employee may either (a) report such complaint directly to his or her supervisor or (b) submit the complaint to the Chief Executive Officer.

All reports submitted by employees of Fellows Energy regarding questionable accounting or auditing matters will be treated, to the extent possible, as confidential.

Fellows Energy will not tolerate retaliation against any person who in good faith submits a concern or complaint or participates in any investigation conducted pursuant to these procedures. Any suspected retaliation should be reported immediately to the Chief Executive Officer. Such retaliation is extremely serious misconduct and may result in discipline, up to and including discharge of the person(s) engaging in any retaliatory actions. Retaliation may also subject the person(s) responsible to personal legal and financial liability, and in certain cases may be a criminal offense.

Questions concerning these procedures may be directed to the Chief Executive Officer.

Protection and Proper Use of Company Assets

All Company Persons should protect Fellows Energy’s assets and ensure their efficient use. All assets should be used for legitimate Fellows Energy business purposes only. Any suspected incident of fraud or theft should be immediately reported to an appropriate supervisor for investigation. The obligation of Company Persons to protect Fellows Energy assets includes its confidential and proprietary information.

Public Disclosure

All disclosure in reports and documents that Fellows Energy files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by Fellows Energy shall be in full compliance with all legal requirements. All Company Persons who are involved in the Fellows Energy’s disclosure process, including Senior Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to Fellows Energy and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about Fellows Energy to the investing public and to Fellows Energy’s independent auditors. In addition, any Company Person who has a supervisory role in Fellows Energy’s disclosure process has an obligation to discharge his or her responsibilities diligently.

Waivers and Amendments

It may be appropriate for a provision of the Code to be waived in a particular circumstance. Any Company Person seeking a waiver should speak to the Chief Executive Officer, who will likely need to involve other persons in consideration of the waiver request.

Any waiver of the Code for the executive officers (including any Senior Officers who are otherwise not an executive officer) or directors of the Company must be made only by the Board of Directors and will be disclosed in accordance with the applicable requirements of the SEC and the American Stock Exchange.

Any amendment to a provision of the Code that applies to the Senior Officers will be disclosed in accordance with the applicable requirements of the SEC.

Investigations and Discipline

The responsibility for administering the Code, investigating alleged violations and determining corrective and disciplinary action rests with various groups within Fellows Energy. The Board of Directors is responsible for periodically reviewing and recommending updates of the Code to the Board of Directors for approval. Depending on the circumstances, certain officers will be involved to consider and determine the appropriate corrective or disciplinary action. In some cases, the full Board of Directors will be responsible for conducting the investigation and determining the actions to be taken.

Fellows Energy strives to impose discipline for each Code violation that fits the nature and particular facts of the violation. Fellows Energy generally will issue warnings or reprimands for less significant, first-time offenses. Violations of a more serious nature may result in an action such as suspension without pay, demotion, or reduction of compensation. Termination of employment may result.

Violations of the Code are not the only basis for disciplinary action. Notwithstanding the foregoing, all employment at Fellows Energy is “at will.” This means that both employees and Fellows Energy have the right to terminate employment at any time, with or without advance notice, and with or without cause.

Protection for Persons Reporting Questionable Behavior

We desire to foster an environment that allows Company Persons to report violations without the fear of retaliation or retribution. Company Persons will not be disciplined, lose your job, or be retaliated against in any other way for asking questions or voicing concerns about our legal or ethical obligations, as long as you are acting in good faith. “Good faith” does not mean that you have to be right—but it does mean that you believe that you are providing truthful information. The important thing is that you bring your question or concern to the Company’s attention through one of the available channels.

Any person reporting a violation under this Code shall be able to choose whichever method they are most comfortable with to communicate their concern to the Company.

Any Company Person who retaliates against another Company Person for reporting known or suspected violations of our legal or ethical obligations will be in violation of the Code and subject to disciplinary action, up to and including dismissal. Retaliation may also be a violation of the law, and as such, could subject both the individual offender and Fellows Energy to legal liability.

Additional questions about retaliation should be addressed to the Chief Executive Officer.

Acknowledgement of Receipt

I hereby acknowledge that I have read the Fellows Energy, Inc. Code of Business Conduct and Ethics, have become familiar with its contents and will comply with its terms. I agree to comply with the policies and procedures described therein for so long as I remain employed by Fellows Energy or in possession of material, non-public information gathered while at Fellows Energy.

Nothing in this Code, in any Fellows Energy policies or procedures, or in other related communications (verbal or written), creates or implies a contract of employment for a definite or indefinite term.

Fellows Energy reserves the right to amend, alter or terminate this Code or the policies underlying it at any time for any reason.

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